NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 18, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 7, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Insured California Premium Income Municipal Fund, Inc. and Nuveen Insured California Tax-Free Advantage Municipal Fund became effective before the opening on May 7, 2012. Each share of Common Stock of Nuveen Insured California Premium Income Municipal Fund, Inc. was exchanged for 0.97709854 of a Common Share of Beneficial Interest of Nuveen Insured California Tax-Free Advantage Municipal Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 7, 2012.